U.S. SECURITIES AND EXCHANGE COMMISSION
                  WASHINGTON, D.C. 20549



          FORM 12b-25 NOTIFICATION OF LATE FILING


               SEC FILE NUMBER: 33-30123-A



                CUSPID NUMBER:  370477101





[x] FORM 10-KSB

		For the Year Ended:  December 31, 1996

_________________________________________________________


Nothing in this form shall be construed to imply that the Commission has verified any information herein.

__________________________________________________________


If the notification relates to a portion of the filing checked above, identify the Item (s) to which the notification relates:


Part I--Registrant Information

GENERAL PARCEL SERVICE, INC.
8923 Western Way, Suite 22,
Jacksonville, FL 32256

Part II--Rules 12b-25 (b) and (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check Box if Appropriate)

	[X] (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

	[X] (b) The subject annual report on Form 10-KSB or portion thereof will be filed on or before the fifteenth calendar day following the prescribed due date.

	[X] (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached, if applicable.

                       See Exhibit A

Part III--Narrative

State below in reasonable detail the reasons why Form 10-KSB could not be filed within the prescribed period.

The 10-KSB for General Parcel Service, Inc. ("the Company") for the year ended December 31, 1996 could not be filed within the prescribed period because of significant changes in personnel in the Company's accounting department in January and February 1997 and a change in the Company's independent accountants effective March 1997. The personnel changes resulted in delays in providing necessary information to the independent accountants. Although the Company has filled all positions in the accounting department, preparation of Form 10-KSB required more time than was available prior to the end of the prescribed period.

Part IV--Other Information

(1) Name and telephone number of person to contact in regard to this notification.

Wayne N. Nellums      (904)            363-0089
----------------    --------      ------------------
     (Name)       (Area Code)     (Telephone Number)

(2) Have all other periodic reports required under section 13 or 15(d) of the Securities Exchange Act of 1934 or section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed?

If the answer is no, identify report(s).

[X] Yes   [ ] No

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

[X] Yes   [ ] No

If so: attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

                       See Exhibit B

GENERAL PARCEL SERVICE, INC.
(Name of Registrant as specified in charter)

has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.


Date: March 31, 1997
      ------------------

By: /s/ Wayne N. Nellums
   ---------------------
Wayne N. Nellums, Vice President,
Chief Financial Officer and Secretary

Exhibit A
---------

Price Waterhouse LLP



March 31, 1997



Mr. Wayne Nellums
Vice President and Chief Financial Officer
General Parcel Service, Inc.
8923 Western Way
Jacksonville, Florida 32256

Dear Wayne:

You have furnished us with a copy of your "Notification of Late
Filing" on Form 12b-25 dated March 31, 1997.

We are in agreement with the comments under Part III of the Form with respect to the reasons why we are unable to furnish our report on the financial statements of General Parcel Service, Inc. on or before the date the Form 10-KSB of General Parcel Service, Inc. for the year ended December 31, 1996 is required to be filed.

Sincerely,

/s/ Price Waterhouse LLP

Price Waterhouse LLP

Exhibit B
---------

Results of operations for 1996 differed significantly from those of 1995. The 1996 net loss exceeded $5.1 million compared to a net loss of $3.0 million for 1995. Revenue for 1996 was $23.4 million and represented an increase of $2.8 million (or 13.8%) over 1995 revenue. The increase in revenue was primarily attributable to an expansion of the geographic area served by the Company throughout North Carolina and South Carolina. The Company incurred significant expenses in excess of the revenue in the expanded North and South Carolina service area.
Moreover, a loss of freight volume from existing customers during 1996 contributed to the increased loss of 1996 over 1995.